EXHIBIT 15

                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

September 16, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Pride International, Inc.
    Registration Statement on Form S-8

We are aware that our reports dated May 14, 1999 and August 13, 1999 on our reviews of interim financial information of Pride International, Inc. (the "Company') as of March 31, 1999 and for the three-month periods ended March 31, 1999 and 1998 and as of June 30, 1999 and for the three-month and six-month periods ended June 30, 1999 and 1998 and included in the Company's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in its Registration Statement dated September 16, 1999.


PRICEWATERHOUSECOOPERS LLP

Houston, Texas